Exhibit 99.1

News Release

Wabtec Announces Pricing of Senior Notes Offering

WILMERDING, PA, Aug. 5, 2013 – Wabtec Corporation (NYSE: WAB) today announced that it has priced a public offering of $250 million of 4.375% Senior Notes due 2023. The notes will pay interest semi-annually in arrears and will mature on Aug. 15, 2023, unless earlier redeemed or repurchased.

The offering is being made pursuant to the company’s effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”).

Wabtec intends to use the net proceeds from the offering to repay borrowings under its revolving credit facility and for general corporate purposes.

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the joint book-running managers for the offering. PNC Capital Markets LLC is a passive book-running manager. Senior co-managers are BB&T Capital Markets, a division of BB&T Securities, LLC, RBS Securities Inc. and Wells Fargo Securities, LLC. Co-managers are Avondale Partners, LLC, HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Raymond James & Associates, Inc., Scotia Capital (USA) Inc., and UBS Securities LLC.

This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the senior notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the senior notes has been filed with the SEC and is effective.

Copies of the prospectus and preliminary prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, telephone collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 11th floor, New York, NY 10038, Attention: Prospectus Department, or email: dg.prospectus_requests@baml.com, Phone: 1-800-294-1322, or from the SEC website at www.sec.gov.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone:	412.825.1543	Wabtec Corporation
	E-mail:	twesley@wabtec.com	1001 Air Brake Avenue Wilmerding, PA 15148